Delta Natural Gas Company, Inc.
3617 Lexington Road
Winchester, Kentucky  40391

Notice To Common Shareholders Of Annual Meeting
To Be Held November 21, 2013

It is our pleasure to invite you to attend our Annual Meeting of Shareholders that will be held at the principal office of the Company, 3617 Lexington Road, Winchester, Kentucky, on Thursday, November 21, 2013 at 10:00 a.m. for the purposes of:

(1)	Ratification of the appointment by the Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm of the Company for the fiscal year ending June 30, 2014;

(2)	Electing two directors for three year terms expiring in 2016 (the Board of Directors recommends a vote FOR each nominee);

(3)	Non-binding, advisory vote to approve the compensation paid our named executive officers for fiscal 2013;

(4)	Acting on such other business as may properly come before the meeting.

Holders of Common Stock of record at the close of business on October 3, 2013 will be entitled to vote at the meeting. If you plan to attend, please contact us as that will assist us in our planning. You can do this by calling Emily P. Bennett at 1-800-676-1933, extension 116, or by e-mail to ebennett@deltagas.com.

/s/Glenn R. Jennings

Glenn R. Jennings

Chairman of the Board,
President and Chief Executive Officer

Winchester, Kentucky
October 11, 2013

To ensure proper representation at the meeting at a minimum of expense, it will be very helpful if you vote the enclosed proxy promptly.

Proxy Statement

Delta Natural Gas Company, Inc.
3617 Lexington Road
Winchester, Kentucky  40391

Information Concerning Proxy

This solicitation of proxies is made by us upon the authority of our Board of Directors, and the costs associated with this solicitation will be borne by us.  We intend to use the mail to solicit our shareholders and intend first to send this proxy statement and the accompanying form of proxy to our shareholders on or about October 11, 2013.  We will provide copies of this proxy statement, the accompanying proxy and our fiscal 2013 Annual Report to brokers, dealers, banks and voting trustees and their nominees for mailing to beneficial owners and upon request therefor will reimburse such record holders for their reasonable expenses in forwarding solicitation materials.  This proxy statement is also available on Delta's website at http://www.deltagas.com/proxy.htm.  In addition to using the mail, proxies may be solicited by our directors, officers and regular employees in person or by telephone, e-mail or other online methods.  We will reimburse their expenses for doing this.  Computershare Investor Services, LLC, as part of its duties as our registrar and transfer agent, mails our proxy solicitation materials to our shareholders.  Fees for this service are included in the annual fee we pay to Computershare for its services as registrar and transfer agent.

You may revoke your proxy at any time before it is exercised by giving notice to Mr. John B. Brown, Chief Financial Officer, Treasurer and Secretary of Delta.

Ratification of the Appointment by the Audit Committee of Deloitte & Touche LLP
as the Independent Registered Public Accounting Firm of the Company
for the Fiscal Year Ending June 30, 2014
Our shareholders are being asked to ratify the appointment by the Audit Committee of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2014. Deloitte & Touche LLP has served as the Company's independent registered public accounting firm since 2002, and the Audit Committee has reappointed Deloitte & Touche LLP as the independent registered public accounting firm to audit the Company's consolidated financial statements and internal control over financial reporting as of and for the fiscal year ending June 30, 2014.
The Audit Committee is solely responsible for selecting the Company's independent registered public accounting firm.  Although shareholder ratification of the appointment of Deloitte & Touche LLP is not required by law or the Company's organizational documents, the Board of Directors believes that it is desirable to do so.  If the shareholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will consider whether to engage another independent registered public accounting firm.

Recommendation of the Board of Directors
The Board of Directors recommends voting "FOR" the ratification of the appointment by the Audit Committee of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2014.

Election of Directors

Our Board of Directors is classified into three classes, with terms expiring at our annual meeting of shareholders in either 2013, 2014 or 2015. The terms of two directors, Sandra C. Gray and Edward J. Holmes, are scheduled to end in 2013.  Sandra C. Gray and Edward J. Holmes are nominated to continue as directors for a three-year term ending in 2016.

If the enclosed proxy is duly executed and received in time for the meeting, and if no contrary specification is made as provided therein, the shares represented by this proxy will be voted for Sandra C. Gray and Edward J. Holmes as directors.  If any nominee should refuse or be unable to serve, the proxy will be voted for such person as our Board of Directors shall designate.  We presently have no knowledge that any of the nominees will refuse or be unable to serve.

The names of directors and nominees and certain information about them are set forth below.  Our board has determined that, except for Mr. Jennings, who is an employee of Delta, all directors are "independent", as defined in Rule 5605(a)(2) of the listing standards for the NASDAQ OMX Group.
Recommendation of the Board of Directors
The Board of Directors recommends voting "FOR" the nominees listed on the enclosed proxy, Sandra C. Gray and Edward J. Holmes, for three year terms expiring in 2016.

Name, Age, Position	Additional Business
Held With Delta and	Experience During
Period of Service	Last Five Years
As Director	And Other Information (1)

Sandra C. Gray (2) – 63 Director – 2012 to present
Named President of Asbury University in Wilmore, Kentucky in 2007, Dr. Gray has a Ph.D. in Public Administration with a finance emphasis and a Masters of Business Administration from the University of Kentucky. Dr. Gray has several years of experience both teaching business and economics at the college level and working in the finance industry.

Dr. Gray brings a national view to Delta, with experience coordinating the University's Board of Trustees with its members from several different states while at the same time having experience serving on national not-for-profit boards. Delta's customer base includes many colleges and universities, including Asbury, so Dr. Gray represents the perspectives of that important industry segment of our Company as well as the growing customer areas of Nicholasville and Jessamine County in Kentucky.

Edward J. Holmes (2) – 61 Director – 2012 to present
Mr. Holmes is the founder and President of EHI Consultants.  Led by Mr. Holmes since 1995, EHI Consultants provides planning, engineering, environmental, public facilitation, federal support and disadvantaged business enterprise services to its clients.  Mr. Holmes gained utility management and regulatory experience as a Vice President at Cincinnati Bell responsible for its business development and regulatory activities.  Mr. Holmes served as Vice Chairman of the Kentucky Public Service Commission for eight years, where he was involved at the state and national levels on electric restructuring, water regulatory and natural gas issues. He served as Chair of the Committee on Gas for the National Association of Regulatory Utility Commissioners, as a member of the Gas Technology Institute Advisory Council, as a member of the Interstate Oil and Gas Compact Commission working group on pipeline siting and as a member of the Keystone Group-Final Report on Natural Gas Infrastructure.  He has testified before Congress and the Federal Energy Regulatory Commission on energy matters.

Our Board benefits from Mr. Holmes' experience as an energy regulator, his knowledge of business and government and his relationships with community and state leaders.  His involvement provides the Board with his important familiarity of the issues affecting business and the natural gas industry.

Name, Age, Position Held With Delta and Period of Service As Director	Additional Business Experience During Last Five Years And Other Information (1)

Glenn R. Jennings (3) – 64 Chairman of the Board, President and Chief Executive Officer – Director – 1984 to present
Mr. Jennings currently serves as our Chairman of the Board, President and Chief Executive Officer.  He also serves the energy industry as a board member and committee member of the American Gas Association and the Southern Gas Association.  He is Vice-Chairman of the American Gas Association Small Member Council.

Mr. Jennings has worked for over thirty four years for Delta, twenty eight as Chief Executive Officer and eight as Chairman of the Board.  Mr. Jennings, a Certified Public Accountant in Kentucky, brings to the Board of Directors his experience as a former internal auditor at Berea College, and as an auditor with Arthur Andersen & Co. specializing in public utility companies.  Mr. Jennings' civic involvement includes serving on community boards, including past service as chairman of the board of a local bank and as a member of the Berea, Kentucky City Council. He is currently a member of the Board of Trustees of Berea College, Berea, Kentucky.  He is familiar with Delta's service territory and customers in the Madison County, Kentucky area.  Mr. Jennings provides the Board experience in all facets of the Company's operations, risks, business strategy, finances, regulation and political and business climate.

Michael J. Kistner (4) – 70 Director – 2002 to present
Mr. Kistner has provided financial consulting since 1996 to clients primarily in Louisville, Kentucky, founding MJK Consulting in 2002.  Mr. Kistner has also taught at McKendree University's Ratcliff, Kentucky campus.

A retired audit partner with Arthur Andersen & Co., Mr. Kistner spent 27 years with the firm, specializing in public utilities and related Securities and Exchange Commission filings.  He is a Certified Public Accountant and continues to build on his knowledge of our industry by completing continuing education courses related to public utilities and the SEC.  In addition to the utility specific financial accounting and internal control expertise that Mr. Kistner brings to the Board, he also has three years of experience serving as Chief Financial Officer, Chief Administrative Officer and Co-Chief Executive Officer of a men's clothing business, providing additional financial and managerial expertise.  Mr. Kistner's qualifications and experience are beneficial in the proper oversight of our financial reporting and financial risk management functions as our designated "Audit Committee financial expert", as defined by Securities and Exchange Commission regulations.

Name, Age, Position Held With Delta and Period of Service As Director	Additional Business Experience During Last Five Years And Other Information (1)

Lewis N. Melton (3) – 73 Director – 1999 to present
Mr. Melton is semi-retired from Vaughn & Melton, Consulting Engineers. He remains involved in the general oversight of Tunnel Management, Inc. in Middlesboro, Kentucky and other project oversight and administration of Vaughn & Melton Consulting Engineers, Inc. in Middlesboro, Kentucky.  Tunnel Management, Inc. and Vaughn & Melton Consulting Engineers, Inc. are wholly owned subsidiaries of Pioneer Holdings, Inc. (formerly Vaughn & Melton, Inc.), where Mr. Melton serves as a Director.  Mr. Melton is also a Vice President and Director of Ambleside, Ltd and a Partner with Triangle Partners, LLP, both in Middlesboro, Kentucky.

In 1967, Mr. Melton co-founded the firm that grew into Pioneer Holdings, Inc.  As a civil engineer, he served in both a professional and executive capacity while growing the firm to a four state presence.  Mr. Melton brings entrepreneurial and management experience to our Board of Directors.  He also served on a local bank board for several years and is familiar with our service territory and customers in the Bell County and Knox County, Kentucky areas.  The Board also benefits from Mr. Melton's knowledge of the cultural, political and business climate in Kentucky.

Arthur E. Walker, Jr. (3) – 68 Director – 1981 to present
Mr. Walker currently serves as President and principal owner of The Walker Company.  The Walker Company, based in Mt. Sterling, Kentucky, performs general and highway construction.

Mr. Walker's 30 years of management experience give him insight and experience into the operations, challenges and complex issues facing corporations.  He has served on many trade association and community boards and is familiar with Delta's service territory and customers in the Montgomery County, Menifee County and Bath County, Kentucky areas.  Our Board also benefits from Mr. Walker's knowledge of the cultural, political and business climate in Kentucky.  Mr. Walker provides a rich historical perspective to the Board of Directors, with his father being one of our initial investors and serving as a director from 1951-1981.

Name, Age, Position Held With Delta and Period of Service As Director	Additional Business Experience During Last Five Years And Other Information (1)

Michael R. Whitley (4) – 70 Director – 2000 to present
Mr. Whitley's career spanning nearly 35 years was with KU Energy Corporation and later with LG&E Energy Corporation, from which he retired in 1998.  Both companies were investor owned publicly traded utility holding companies.  The principal subsidiary of KU Energy was an electric utility which provided electric service to more than 470,000 customers in 77 Kentucky counties and 5 counties in southwestern Virginia.  Non-utility business activities were focused on energy related opportunities and were conducted under a separate subsidiary, KU Capital Corporation.  During his tenure, Mr. Whitley served in various leadership positions, including Chairman of the Board, President and Chief Executive Officer.  Following the combination of KU Energy Corporation and LG&E Energy Corporation, Mr. Whitley became Vice-Chairman, President and Chief Operating Officer of the merged company that served more than 800,000 electric customers and 284,000 natural gas customers.

Mr. Whitley's other business and civic activities have included service on bank, hospital and business boards and various utility industry involvements. Mr. Whitley's experience managing a major holding company combined with his other business and professional activities brings to the Board a source of experience and insight with respect to the Company's challenges, opportunities and operations.

(1)	Except for Delta's subsidiaries (Delta Resources, Inc., Delgasco, Inc. and Enpro, Inc.), none of the organizations or companies listed in this column is Delta's parent, subsidiary or affiliate.

(2)	Term expires on November 21, 2013.

(3)	Term expires on date of Annual Meeting of Shareholders in 2014.

(4)	Term expires on date of Annual Meeting of Shareholders in 2015.

Board Leadership, Committees and Meetings

Board Leadership Structure

Glenn R Jennings serves as our Chairman of the Board, President and Chief Executive Officer.  Combining the Chairman of the Board, President and Chief Executive Officer positions takes full advantage of the abilities and knowledge of Mr. Jennings and facilitates his efficient and effective execution of his various responsibilities, which include strategic planning, risk oversight, business development and the execution with management of day-to-day operations.  It also reduces the potential for duplication of efforts and provides clear leadership for us.

As described below, we have a committee structure that includes our Audit Committee and our Corporate Governance and Compensation Committee.  Those two committees are composed entirely of independent directors and oversee critical parts of our operations and governance.  See "Audit Committee" and "Corporate Governance and Compensation Committee".  We have a lead independent director, currently Mr. Whitley, whose role is to chair Board meetings in the absence of our Chairman of the Board.  Our lead independent director chairs our regular meetings comprised solely of independent directors.

We believe that combining the responsibilities of the Chairman of the Board, President and Chief Executive Officer in Mr. Jennings, while at the same time utilizing the governance practices described in the immediately preceding paragraph, provide an appropriate balance between efficiency, on the one hand, and effective board monitoring and independent oversight, on the other.

We do not have a risk management committee or similar committee with delegated authority to manage our overall risk.  Instead, we administer our risk oversight function through Mr. Jennings and the full Board.

Audit Committee

We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934.  Our Audit Committee is comprised of Mr. Holmes, Mr. Kistner (Chairman) and Mr. Whitley.  The committee met four times during fiscal 2013.  Our Board of Directors has adopted a written charter for the Audit Committee.  A current copy of the Audit Committee's charter is available on our website at www.deltagas.com.  Under the terms of the Audit Committee charter, the committee is directly responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm.  The Audit Committee charter also empowers the committee to review audit results and financial statements, review the system of internal control and make reports and recommendations to the Board.  The committee is in compliance with its written charter.

The Audit Committee is composed entirely of directors who are able to read and understand fundamental financial statements, including a company's balance sheet, income statement and cash flow statement, and who are "independent" as defined by applicable listing standards of the NASDAQ OMX Group.  Our Board of Directors has determined that Michael J. Kistner is the "Audit Committee financial expert", as defined by Securities and Exchange Commission regulations.  Mr. Kistner is "independent", as defined by applicable listing standards of the NASDAQ OMX Group.

Corporate Governance and Compensation Committee

We have a standing Corporate Governance and Compensation Committee comprised of Mr. Melton (Chairman), Dr. Gray, Mr. Walker and Mr. Whitley.  The committee met three times during fiscal 2013. Our Board of Directors has adopted a written charter for the Corporate Governance and Compensation Committee. A current copy of the Corporate Governance and Compensation Committee's charter is available on our website at www.deltagas.com.

Under the terms of the Corporate Governance and Compensation Committee charter, the committee is empowered to make recommendations to the Board of Directors as to the compensation of directors and executive officers and other personnel matters.  The committee, however, has final authority to grant all awards under our Incentive Compensation Plan.  The committee reports all such awards to the full board. See "Compensation Discussion and Analysis" and "Grants of Plan Based Awards".

The Corporate Governance and Compensation Committee's charter has no provision respecting the extent to which the committee may delegate any authority to other persons.

The committee reviews directors' compensation and recommends (except with regard to awards under our Incentive Compensation Plan) changes when appropriate to the full board. The committee engages the services of consultants as needed to assist in evaluating directors' compensation.  In 2009, the committee employed Mercer, a human resources consulting firm, to study the compensation of directors and executive officers. Mercer evaluated the competitiveness of our executive compensation and benefits programs and conducted a competitive review of our outside director compensation program in August, 2009.  Mercer also advised the committee on the development and operation of our Incentive Compensation Plan.  The committee considered the results of Mercer's work as it determined changes to compensation during fiscal 2013 and engaged Mercer again in fiscal 2013 as a follow-up to its previous assistance.  See "Compensation Discussion and Analysis".

Under the terms of its charter, the Corporate Governance and Compensation Committee is also charged with the responsibility to identify and recommend to the Board of Directors individuals who would make suitable directors.  In identifying and recommending candidates for the Board of Directors, the committee gives due consideration to the intelligence, integrity, diversity, education and business experience of potential directors and the amount of time such candidates can reasonably be expected to devote to Board responsibilities.  In considering the qualifications of potential nominees for board membership, the committee does not assign specific weights to particular criteria.  Instead, the committee considers the qualifications of our directors as a group, in an effort to provide a composite mix of qualifications that will allow the board to fulfill its responsibilities.  Except as described in this paragraph, the committee does not have a formal policy with respect to board diversity.  The committee's recommendations are to be consistent with maintaining a high quality, diverse and actively engaged Board of Directors.  The committee identifies candidates through its own business and personal contacts and through recommendations by board members, officers and employees.  The committee obtains advice and assistance from other advisors, as needed, to identify board candidates.  Other than a follow-up engagement of Mercer in 2013 as discussed below, no such advisor was employed during 2013.

The committee considers shareholder recommendations for board membership.  In evaluating such shareholder recommendations, the committee applies the same criteria as applied to its own candidates, as described in the immediately preceding paragraph.  Such shareholder recommendations must be made in writing and received at our principal executive office not less than 120 calendar days before the date in that year corresponding to the date our proxy statement was released to shareholders in connection with the previous year's Annual Meeting of Shareholders.

All members of the committee are independent as defined in the listing standards of the NASDAQ OMX Group.

Executive Committee

We have a standing Executive Committee comprised of Mr. Jennings (Chairman), Mr. Kistner, Mr. Melton and Mr. Whitley.  The committee, which did not meet during fiscal 2013, is empowered to act for and on behalf of our Board of Directors during the interval between the meetings of the Board of Directors, in the management and direction of our business.

Meetings and Board Compensation

During fiscal 2013, our Board of Directors held four meetings.  All directors attended 75% or more of the aggregate number of meetings of the Board of Directors and applicable committee meetings.  Our stated policy encourages members of the Board of Directors to attend our Annual Meeting of Shareholders.  All of our directors attended our 2012 Annual Meeting of Shareholders.

During fiscal 2013, up through and including February 28, 2013, each director other than Mr. Jennings received monthly compensation of $2,200 and an additional retainer of $700, $600 and $300 per month for service as the Chairman of the Audit Committee, Chairman of the Corporate Governance and Compensation Committee and Lead Director, respectively. Effective March 1, 2013, the additional retainer for service as the Chairman of the Audit Committee, Chairman of the Corporate Governance and Compensation Committee and Lead Director was increased to $800 per month.

As part of a director's total compensation and to create a direct linkage with corporate performance, the Board believes that a meaningful portion of a director's compensation should be provided in, or otherwise based on, the Company's common stock. Accordingly, for the past several years, the Board has approved an annual grant of stock to each Independent Director under the Company's Incentive Compensation Plan. Additionally, the Board expects that each Independent Director should maintain ownership of the Company's shares of at least three times the amount of such director's annual cash retainer. Directors who have not met this stock ownership guideline are expected to retain at least 75% of the net shares awarded to them under the Incentive Compensation Plan, and to reinvest at least 50% of any dividends received, until the director meets the stock ownership guidelines.

Directors should refrain from engaging in hedging, derivative or other transactions that have an economically similar effect that would undermine the incentives created by deferred stock compensation structures and stock ownership commitments.

Under our Incentive Compensation Plan, 600 shares of common stock were issued in August, 2012 to each member of our Board of Directors other than Mr. Jennings.  Mr. Jennings is not paid any directors' fees as Chairman of the Board of Directors, since he is employed as one of our executive officers.

Under our Incentive Compensation Plan, common stock awards of 600 shares were made to each member of our Board of Directors other than Mr. Jennings in August, 2013

Director Compensation

The following table summarizes the compensation to our directors for the year ended June 30, 2013.

Name	Cash Fees	Stock Awards (1)	All Other Compensation	Total
Sandra C. Gray	$15,400	$—	$—	$15,400
Lanny D. Greer (2)	26,400	12,978	—	39,378
Edward J. Holmes	26,400	12,978	—	39,378
Glenn R. Jennings	—	—	—	—
Michael J. Kistner	35,200	12,978	—	48,178
Lewis N. Melton	34,400	12,978	—	47,378
Arthur E. Walker, Jr.	26,400	12,978	—	39,378
Michael R. Whitley	32,000	12,978	—	44,978

(1)
The stock awards are priced at the aggregate grant date fair value.  The grant date was August 17, 2012 and the grant fair value of a share of the Company's common stock on the date of grant was $21.63 per share.

(2)	Mr. Greer resigned effective July 26, 2013.

Executive Officers
Name	Age	Date Employed by Delta		Position (1)	Date Began In This Position (2)

John B. Brown	46	4/1/1995		Chief Financial Officer, Treasurer and Secretary	5/25/2007
Johnny L. Caudill	64	10/15/1972		Vice President – Distribution	11/20/2008	(3)
Glenn R. Jennings	64	1/8/1979		Chairman of the Board, President and Chief Executive Officer	11/17/2005
Brian S. Ramsey	50	8/17/1984		Vice President – Transmission and Gas Supply	11/20/2008
Matthew D. Wesolosky	37	11/1/2005	(4)	Vice President – Controller	11/18/2010	(5)

(1)
Each executive officer is normally elected to serve a one year term. Each executive officer's current term is scheduled to end on November 21, 2013, the date of the Board of Directors' meeting following the 2013 Annual Meeting of Shareholders, except Mr. Jennings has an employment contract in his present capacity through November 30, 2017 (see "Potential Payments Upon Termination Or Change In Control").

(2)	All current executive officers, except Mr. Wesolosky, have functioned as executive officers for at least five years.

(3)	Mr. Caudill previously held the position of Vice President – Administration and Customer Service.

(4)	Mr. Wesolosky was also employed by Delta from 6/1/98 to 1/31/01.

(5)	Mr. Wesolosky was elected an executive officer on November 18, 2010. Mr. Wesolosky previously held the position of Manager – Accounting and Information Technology.

Audit Committee Report

The Audit Committee is made up entirely of directors who are independent, as defined in the NASDAQ OMX Group listing standards. Consistent with the terms of its charter, the committee meets periodically with our independent auditors and our internal auditor, with and without management present, to discuss the auditors' findings and other financial and accounting matters.

The firm of Deloitte & Touche LLP served as our independent auditors for the fiscal years ended June 30, 2013 and June 30, 2012.  The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU 380), as adopted by the Public Company Accounting Oversight Board (the "PCAOB") in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable PCAOB requirements for independent accountant communications with audit committees with respect to auditor independence and has discussed with Deloitte & Touche LLP its independence from our company.

The Audit Committee charter governs the provision of audit and non-audit services by our independent auditors.  The committee considers annually and, if appropriate, approves the provision of audit services, including audit review and attest services, by our independent auditors, and considers, and, if appropriate, pre-approves the nature, extent and cost of all non-audit services provided by the independent auditor in accordance with relevant law and appropriate listing rules. The committee regularly reviews summary reports detailing all services and related fees and expense being provided to us by our independent auditors. All of the services provided by Deloitte & Touche LLP are approved by our Audit Committee in accordance with the Audit Committee Charter.  All of the services provided by Deloitte & Touche LLP during 2013 and 2012 were pre-approved by our Audit Committee.

The following table sets forth the aggregate fees billed to us for the fiscal years ended June 30, 2013 and June 30, 2012 by the independent auditors:

	2013	2012
Audit Fees (1)	$294,500	$275,300
Audit-Related Fees (2)	27,000	25,842
Tax Fees (3)	6,200	21,296
All Other Fees (4)	6,160	6,615
Total Fees	$333,860	$329,053

(1)
Includes fees of $262,500 and $212,000 for auditing and reporting on our annual financial statements for the fiscal years ended 2013 and 2012, respectively, prepared for submission to the SEC on Form 10-K, and for reviews of our interim financial information for each of the quarters in the fiscal years ending June 30, 2013 and 2012 prepared for submission to the SEC on Form 10-Q.  Also includes out of pocket expenses billed in fiscal 2013 and 2012 of $27,000 and $25,800, respectively, $5,000 in fiscal 2013 for a consent relating to an SEC filing and $37,500 in fiscal 2012 for the adoption of new auditing standards.

(2)	Includes fees and expenses for professional services rendered in fiscal 2013 and 2012, primarily in connection with audits of our employee benefit plans.

(3)	Includes fees and expenses for professional services rendered in fiscal 2013 and 2012 in connection with tax return reviews and consultations.

(4)	Includes fees for training and accounting resources in fiscal 2013 and 2012.

The committee has considered and evaluated the provision of non-audit services by Deloitte & Touche LLP and has determined that the provision of such services was not incompatible with maintaining Deloitte & Touche LLP's independence.

The committee has reviewed and discussed with management the results of the audit and the audited financial statements for 2013, and the committee recommended to our Board of Directors that the financial statements for 2013 be included in the Annual Report on Form 10-K for filing with the Securities and Exchange Commission.  A representative of Deloitte & Touche LLP will be present at our 2013 Annual Meeting of Shareholders to respond to appropriate questions and will have an opportunity to make a statement if they so desire.

Michael J. Kistner, Committee Chairman
Edward J. Holmes
Michael R. Whitley

Corporate Governance and Compensation Committee
Interlocks and Insider Participation

All members of the Corporate Governance and Compensation Committee are non-employee directors, and no member other than Mr. Walker and Dr. Gray has any direct or indirect material interest in or a relationship with us other than stockholdings as discussed herein and as related to their position as a director.  Mr. Walker has an indirect material relationship with us by virtue of his ownership interest in certain of our vendors. Dr. Gray has an indirect material relationship with us by virtue of her being President of Asbury University, a customer of ours.  These relationships are disclosed in "Certain Relationships and Related Transactions". During 2013, none of our executive officers served on any board of directors or compensation committee of any other company for which any of our directors served as an executive officer.

Compensation Discussion and Analysis

This section of the proxy statement describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to each person serving as our Chief Executive Officer, our Chief Financial Officer and each of our three other named executive officers.

Executive Summary

Fiscal 2013 was another successful year for our Company, with earnings per share of $1.05 as compared with $.85 in 2012. Contributing to our improved financial performance was an increase of our distribution and transmission throughput providing total system throughput of almost 20 bcf, due in large part to a heating season with 4% colder than normal thirty year average weather, and continued positive contributions by our unregulated business. We believe our senior management performed a significant role in our improved financial results with a focus on controlling expenses, managing risks of our operations and providing leadership for our Company's employees in serving our customers. We believe our senior management was not only focused on current earnings, but continued to pursue ways to increase our business and manage infrastructure for our Company's future.

To appropriately compensate our senior management for leading our company through a very successful year while continuing to focus on our future, we increased executive compensation primarily through discretionary incentive compensation (short-term cash and equity bonuses) and long-term performance awards, collectively referred to as total incentive compensation. We have over the past several years used year-end corporate performance as a significant factor in compensating our executive officers for their performance and leadership. The following graph demonstrates the extent to which our total incentive compensation paid to executive officers over the last five years relates to corporate performance, measured by earnings per share:

Due to our earnings per share performance in 2013, each of our executives achieved the maximum performance objectives we established at the beginning of 2013 under our long-term equity incentive plan. This entitles our executives to receive 39,000 shares of restricted stock, which will vest over a period of years, for guiding the Company in achieving these 2013 results. See “Elements of Compensation” for additional details.

A portion of total incentive compensation shown above is discretionary, determined by the Corporate Governance and Compensation Committee after the fiscal year results are known. While the Corporate Governance and Compensation Committee believes that its ability to award discretionary incentive compensation each year based on corporate and individual performance is an important element of our compensation philosophy and program, Delta's Corporate Governance Guidelines restrict such discretionary incentive compensation to 100% of an executive's base compensation. As set forth in "Elements of Compensation", the amounts of the discretionary portions of incentive compensation were significantly less than the base salaries of our executive officers.

Overview

The Corporate Governance and Compensation Committee of our Board of Directors is comprised of independent directors and operates under a written charter approved by our Board of Directors.

The Corporate Governance and Compensation Committee is responsible for developing and making recommendations to our Board of Directors with respect to the Company's executive officer salaries and cash bonuses.  See "Committees and Board Meetings".  All decisions by the committee relating to the salaries and cash bonuses of our executive officers, including the Chief Executive Officer, are reviewed and given final approval by our Board of Directors.  During 2013, no decisions of the committee were modified in any material way or rejected by our Board of Directors.  Additionally, the Corporate Governance and Compensation Committee has final authority to grant all awards under our Incentive Compensation Plan. The committee reports all such awards to the full board.

The elements of compensation for our executive officers consist of their base salaries, bonuses, stock awards, changes in retirement values and other forms of compensation, including perquisites, as set forth in the "Summary Compensation Table".  Our non-contributory, defined benefit retirement plan provides benefits to our employees, including executive officers.  We also contribute to an irrevocable trust that will make payments to Mr. Jennings upon his retirement. See "Retirement Benefits".

We chose these forms of compensation for our executive officers because we believe that they provide appropriate incentives for the high quality and responsible management that we desire from our executive officers.  Base salaries provide a fixed level of cash compensation for sustained individual performance.  The base salary component of our executive compensation program is the least variable relative to Company performance.  Cash bonuses reward executives for their contributions to the Company's short-term financial and operational performance in years when the Company's overall performance affords such payments, as recommended by the committee once fiscal year-end results are known.  Our Incentive Compensation Plan allows the committee, if it so chooses, to provide equity-based compensation to our executive officers. The Incentive Compensation Plan provides for the grant of incentive compensation awards to our executive officers in order to promote equity ownership through both short-term and long-term incentives.  The short-term incentives are accomplished through potential payment of stock bonus awards.  The long-term incentive compensation is achieved through potential awards of restricted shares and performance shares. We believe that the Incentive Compensation Plan helps promote our interests and our shareholders' interests through (i) the attraction and retention of executive officers essential to our success, (ii) the motivation of executive officers using both short-term and long-term performance-based incentives linked to performance goals and the interests of our shareholders and (iii) enabling such individuals to share in our growth and success. Benefits and perquisites provide a competitive total compensation program.  Benefits additionally support the retention of key executive talent.

A summary of the compensation awarded to our named executive officers is set forth in the "Summary Compensation Table".  The components of Mr. Brown's, Mr. Caudill's, Mr. Jennings', Mr. Ramsey's and Mr. Wesolosky's fiscal 2013 compensation are generally consistent with prior years.

Compensation Determination Process

The salary levels, cash and stock bonus awards, and performance share awards for 2013 reflect the committee's and the Board of Directors' assessment of our executives' responsibilities and contribution to our overall success.   While the Board of Directors and the committee do not use any specific, quantified relationship between corporate performance and compensation, they have relied upon market data and consultants for the general parameters of our executive compensation.

Role of Market Data and Consultants in Determining Compensation

Salaries for our executive officers, including our Chief Executive Officer, are determined in a manner similar to that for all of our employees.  In 2009 the committee hired Mercer, a human resources consulting firm, to review industry surveys and to conduct a comparison of the compensation of executives with similar job responsibilities in similarly-sized gas transmission/utility companies so that we could better analyze the competitiveness of our current compensation packages for our executives.

The committee received Mercer's recommendations in August of 2009, which included recommendations that the Company adopt an equity compensation plan and increase base salary levels to align with market median levels.

For its 2009 report, Mercer analyzed the competitiveness of our base salaries, total cash compensation (salaries plus annual cash bonuses) and total direct compensation (total cash compensation plus the expected value of long-term compensation) by comparing our pay practices to the pay practices of a custom peer group listed below.  It also analyzed our financial performance with that of the custom peer group by comparing financial performance and shareholder return metrics over one- and three-year periods for us with that of the peer group. The following gas transmission/utility companies, having median revenues of $290 million, were used by Mercer in its peer group comparison:

Northwest Natural Gas Company	South Jersey Industries, Inc.
Boardwalk Pipeline Partners, LP	MGE Energy, Inc.
Chesapeake Utilities Corporation	Unitil Corporation
Florida Public Utilities Company	RGC Resources, Inc.
Gas Natural Inc. (f/k/a Energy West Inc.)	Corning Natural Gas Corporation

We considered Mercer's 2009 report as we adjusted our base salaries.  We also developed and then obtained shareholder approval for our Incentive Compensation Plan.  We have not commissioned another such compensation study since 2009; however, as a follow-up to Mercer's 2009 report, the committee has subsequently engaged Mercer, including during 2013, to review current officer and director compensation, including cash bonuses and incentive compensation awards, compensation policies and guidelines and to provide input.  Mercer was not engaged to perform a peer group study, but rather to advise the committee.  A representative of Mercer provided input to the committee on such compensation based on Mercer's expertise.  The Company paid Mercer a fee of $1,500 for this engagement in fiscal 2013.

Evaluation of Stock Gains

The Board of Directors and the committee do not consider changes in the value of previously awarded stock grants when determining executive compensation. The value of the stock awards is directly affected by the efforts of our executive officers in managing our Company.  Stock awards are now a portion of the compensation package for our executives precisely because these awards provide our executives with an incentive to manage the Company in a way that will help increase shareholder value.  Further, by accepting performance based stock awards instead of cash, each executive undertakes a certain degree of risk and uncertainty and we believe it would be inappropriate to have the value of those awards affect future compensation decisions. Accordingly, realized gains or losses on stock awards are not considered when decisions are made regarding future compensation.

Tax and Accounting Considerations

When determining the equity components of the Company's compensation programs, the committee and Board of Directors are mindful of tax and accounting considerations.

Role of Our Chief Executive Officer

Our Chief Executive Officer aids the committee in obtaining compensation market data through his industry contacts and knowledge of the industry.  He makes recommendations to the committee relating to salary adjustments for all executive officers other than himself.  He also makes recommendations to the committee relating to cash bonuses and equity compensation for all executive officers, including himself.

Final Recommendations and Determinations

In determining compensation for our executive officers, the committee considers each executive officer's responsibilities and performance over the last year.  Each year, the committee also receives employment market information regarding changes in salary ranges.  It considers its own members' experience and understanding of the employment market and the recommendations of our Chief Executive Officer.  Based upon all of this information, the Corporate Governance and Compensation Committee (i) recommends to our Board of Directors revised salaries, salary ranges and cash bonuses for our executive officers, (ii) grants equity compensation awards to our executive officers and (iii) reports such equity awards to the Board of Directors.

Elements of Compensation

The elements of compensation for our executive officers consist of their base salaries, cash bonuses, stock bonuses, performance stock awards, changes in retirement values, employment and change in control agreements and other forms of compensation, including perquisites, as set forth in the "Summary Compensation Table".   Please refer to "Compensation Determination Process" for a description of all of the factors the committee considers when making compensation determinations.  The factors identified in the previous section are considered when decisions are made regarding each component of executive compensation described below.

Cash Compensation

•
Base Salaries.  Salaries are a major component in our executive compensation. The base salary component of our executive compensation program is the least variable relative to Company performance.  Actual individual salary amounts reflect the committee's and Board of Directors' judgment of each executive officer's overall responsibilities.   We attempt to establish salary levels that will promote the overall compensation philosophy of our Company, which is to reward our executive officers for superior management, to provide incentives for high quality and socially responsible management and to maintain our competitive position in the employment market.

•
Annual Cash Bonus Awards.  We have no formal annual cash bonus award program.  Each year the committee considers the award of cash bonuses and the amount of cash bonuses based upon its assessment of our overall performance and the contributions and performances of the individual executive officers.  The committee recommends bonus amounts in a manner that recognizes and rewards superior performance by our executive officers, that provides incentive for high quality management and that establishes competitive levels of compensation for our executive officers.  Based on this process and these criteria, the committee recommended to our Board of Directors that we award bonuses to our executive officers in each of the last six years.  Our board accepted the committee's recommendations and awarded bonuses in each case.

•
According to our Corporate Governance Guidelines, in no case shall the value of an employee's annual cash bonus award plus their annual stock bonus award (but excluding any performance share awards) exceed 100% of their base cash salaries in that year. During 2013, the Company paid such discretionary incentive compensation of 40%, 39%, 64%, 55% and 56% of base salaries to Mr. Brown, Mr. Caudill, Mr. Jennings, Mr. Ramsey and Mr. Wesolosky, respectively.

Equity Compensation

Our Incentive Compensation Plan provides for the grant of incentive compensation payable in performance stock, restricted stock and stock bonus awards to our executive officers.  We believe that the Incentive Compensation Plan helps promote our interests and our shareholders' interests through the attraction and retention of executive officers essential to our success, the motivation of executive officers using both short-term and long-term performance-based incentives linked to performance goals and the interests of our shareholders, and the enabling of such individuals to share in our growth and success.  The short-term incentives are accomplished through the potential payment of stock bonus awards.  The long-term incentive compensation is achieved through potential awards of restricted shares and performance shares.

According to our Corporate Governance Guidelines, in no case shall the number of shares of common stock awarded during any fiscal year exceed 100,000 shares in the aggregate. Additionally, the Board expects that each officer should maintain ownership of the Company's shares of at least three times their annual base cash compensation. Officers who have not met this stock ownership guideline are expected to retain at least 75% of the net shares awarded to them under the Incentive Compensation Plan, and to reinvest at least 50% of any dividends received, until the officer meets the stock ownership guidelines.

Our Corporate Governance Guidelines provide that officers should refrain from engaging in hedging, derivative or other transactions that have an economically similar effect that would undermine the incentives created by deferred stock compensation structures and stock ownership commitments.

•
Annual Stock Bonus Awards.  We have no formal annual stock bonus award program.  Each year the committee considers the award of stock bonuses and the amount of stock bonuses based upon its assessment of our overall performance and the contributions and performances of the individual executive officers.  The committee awards bonuses in a manner that recognizes and rewards superior performance by our executive officers, that provides incentive for high quality management and that establishes competitive levels of compensation for our executive officers.  The committee makes the decision on whether or not to pay stock bonuses to our executive officers and the amount of any such bonuses.

Subsequent to June 30, 2013, the committee issued additional common stock bonus awards under the Incentive Compensation Plan to our executive officers.  The awards, granted August 16, 2013, totaled 6,000 shares of common stock.

•
Performance Shares.  As a portion of our compensation we provide long-term incentives to our executive officers in the form of performance shares paid in restricted stock.  The committee structures the long term incentive awards both to reward performance and to encourage management continuity.

•
For the Performance Share Awards, the committee annually selected performance criteria defined as the Company's audited earnings per share before any cash bonuses or stock awards for the applicable fiscal year ending June 30.  The committee believes that utilizing a performance measure based upon audited earnings per share aligns management's interests with shareholders' interests.  In addition, earnings per share are related to the success of management's efforts.  The committee annually determined a targeted performance objective as well as minimum and maximum performance objectives for the Performance Share Awards.  These levels were determined taking into consideration historical and anticipated earnings per share and dividend payout ratios.  For each performance year, the committee set the target objective to be a challenging, yet attainable, goal.  The minimum performance objective was set to ensure that no incentive awards would be granted in a year in which earnings per share was insufficient to pay awards and still maintain an acceptable dividend payout ratio.  The maximum performance objective was set to additionally award performance at levels above the target objective.  The specific performance objective levels are set forth below:

($ per share)	2012	2013
Minimum Performance Objective:	.90	.95
Targeted Performance Objective:	.95	1.00
Maximum Performance Objective:	1.00	1.05

Since the committee also desires to encourage management retention and reward management continuity, Performance Share Awards are structured to vest over three year periods requiring the executive officers to remain employed during the three year periods in order to receive all of the awards granted through the plan.  Thus if at least one level of the performance criteria is met, then shares of restricted stock will be awarded, which will then vest over three year periods.

•
2012 Performance Objectives.  As mentioned above, the committee selected performance criteria defined as the Company's audited earnings per share before any cash bonuses or stock awards for the year ending June 30, 2012.  The Company met the targeted Performance Objective for its fiscal year ending June 30, 2012.  As a result on August 28, 2012, the Named Executive Officers were collectively awarded 27,000 shares of Company restricted common stock in exchange for their Performance Share Awards.

Since the performance objectives were met, shares of restricted stock were awarded to each executive officer, and the first 1/3 of these shares vested on August 31, 2012 while the second 1/3 vested on August 31, 2013.  The final 1/3 of these shares of restricted stock will vest on August 31, 2014 as long as the executive officer remains an employee throughout such restriction period.  Further, during the restriction period, the executive officer is able to exercise full voting rights with respect to the restricted stock and is entitled to receive all dividends and other distributions paid with respect to the restricted stock.  Dividend rates for holders of restricted stock are the same as for other common shareholders.

•
2013 Performance Objectives.  As mentioned above, the committee selected performance criteria defined as the Company's audited earnings per share before any cash bonuses or stock awards for the year ending June 30, 2013.  The individual awards of shares of restricted stock that each named executive officer could realize at each performance level are set forth in the "Grants of Plan-Based Awards" table. The Company met the Maximum Performance Objective for its fiscal year ending June 30, 2013.  Refer to the table entitled "Grants of Plan-Based Awards" for the number of shares granted to each executive officer.

Since the performance objectives were met, shares of restricted stock were awarded to each executive officer, and the first 1/3 of these shares vested on August 31, 2013.  The second 1/3 will vest on August 31, 2014, and the final 1/3 will vest on August 31, 2015 as long as the executive officer remains an employee throughout each such restriction period.  Further, during the restriction period, the executive officer is able to exercise full voting rights with respect to the restricted stock and is entitled to receive all dividends and other distributions paid with respect to the restricted stock.  Dividend rates for holders of restricted stock are the same as for other common shareholders.

The actual awards of shares of restricted stock that each named executive officer realized are set forth in the "Outstanding Equity at Fiscal Year-End" table.

•
2014 Performance Objectives.  As part of our executive compensation program for 2014, the committee granted new performance share awards that are similar to the awards the committee made at the beginning of our previous fiscal years.  The performance criteria are based upon our audited earnings per share before any cash bonuses or stock awards for the year ending June 30, 2014.  Assuming the performance objectives are met then the performance shares will be paid in shares of restricted stock and vest in 1/3 increments each year beginning on August 31, 2014.  Depending on the extent to which the performance objectives are met, total common shares awarded relating to the 2014 performance objectives will range up to 39,000 shares.

Payments under Employment and Change in Control Agreements upon Change in Control or Termination of Employment

We believe our employment agreements and change in control agreements help us attract and retain exceptional executives.  Employment and change in control agreements protect both us and our executives by clarifying in advance each party's expectations and rights regarding responsibilities, compensation, circumstances for termination and protection in the event of a change in control of the Company.  We also view change in control payments as a part of the executive officer's long term compensation and hence important in attracting and retaining excellent executives, particularly through transition periods following a change in control. Accordingly, we entered into an employment agreement with Mr. Jennings, our Chairman of the Board, President and Chief Executive Officer, and we have entered into change in control agreements with our other named executive officers.  The details of these agreements are described in "Potential Payments Upon Termination or Change in Control" below.

Compensation Recovery Policy

The Company shall have the right to recover from its executive officers all or a portion of cash bonuses and incentive compensation granted to them during 2013 in the event willful or intentional misconduct by an executive officer causes the Company to issue a restatement of its 2013 financial statements. The Company shall have the right to recover all or that portion of the actual cash bonuses and incentive compensation granted to executive officers during 2013 that exceeded the amount of cash bonuses and incentive compensation that would have been granted based on the restated 2013 financial statements.

Post-Employment Compensation

In addition to the compensation received by the executive officers during 2013, we provide a non-contributory, defined benefit retirement plan that provides benefits to our employees, including executive officers.  We also contribute to an irrevocable trust that will make payments to Mr. Jennings upon his retirement.  Both of these programs are described below and in detail under the heading "Retirement Benefits".

Perquisites

As described below in the "Summary Compensation Table", we provide additional forms of compensation, including some perquisites, to our executive officers.  We select those forms of compensation or benefits for our executive officers because they are consistent with our executive and employee compensation philosophy described above.  We believe that these forms of compensation or benefits enhance our competitive position in the labor and management markets and generally are consistent with the types of non-cash compensation and perquisites paid by our market competitors.

Consideration of Shareholder Advisory Vote

Last year we asked our shareholders for a non-binding advisory vote on our overall executive compensation programs and procedures. While the shareholder vote was not binding, the Board of Directors did review and consider the voting results. Of the shareholders who voted, excluding broker non-votes, 81% voted in favor, 8% voted against, and 11% abstained. Since a substantial majority of our shareholders voted in favor of our executive compensation programs and procedures, we determined that we did not need to consider changing our overall approach to executive compensation.

Compensation Risks

In our compensation policies and practices for our employees, including our executive officers, we have primarily utilized salaries, with cash bonuses (with advice and recommendations from our committee) and equity compensation in the form of stock bonuses and performance shares awarded at the discretion of the committee.  See "Compensation Committee Report" and "Summary Compensation Table".

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on us and that the mix and design of the elements of our executive officers' compensation do not encourage management to assume excessive risks.  For example, past salary surveys have verified that the salaries of our executive officers are comparable to our peers and thus we do not believe there is anything in our salary compensation structure, or the manner in which raises are awarded, that poses any unnecessary risk.

Additionally, we do not believe any grants under our Incentive Compensation Plan encourage the taking of unnecessary or excessive risks because (i) all of the awards are equity-based compensation that align the interests of our executive officers with those of our shareholders, (ii) the value of the bonus stock awards and restricted stock awards are tied to the market value of our common stock and will be enhanced to the extent the Company achieves improved earnings over a longer period of time, (iii) since the awards are paid in stock, the tax code treatment of long-term versus short-term capital gains also encourages the recipients to hold the stock they receive, which discourages their taking short-term actions to improve earnings that may not have a more long-term effect upon the value of the Company and (iv) the vesting period for the restricted stock also encourages the taking of actions that will have more of a long-term effect upon the value of the Company.

Corporate Governance and Compensation
Committee Report

The Corporate Governance and Compensation Committee has reviewed and discussed with management the section entitled "Compensation Discussion and Analysis" in this Proxy Statement.  Based on its review and discussion with management, the Corporate Governance and Compensation Committee has recommended to our Board of Directors  that the section entitled "Compensation Discussion and Analysis" be included in our Annual Report on Form 10-K for the year ended June 30, 2013 and this Proxy Statement.

Lewis N. Melton, Committee Chairman
Sandra C. Gray
Arthur E. Walker, Jr.
Michael R. Whitley

Summary Compensation Table

The following table sets forth information concerning the compensation of our executive officers.

						Change in
Name and	Fiscal			Stock		Pension		All Other
Principal Position	Year	Salary	Bonus	Awards		Value (1)		Compensation (2)	Total
John B. Brown	2013	$200,000	$70,000	$140,595	(3)	$8,627		$28,761	$447,983
Chief Financial	2012	184,000	50,000	64,344	(4)	78,682		25,871	402,897
Officer, Treasurer and	2011	177,000	40,000	76,258	(5)	18,347		24,126	335,731
Secretary

Johnny L. Caudill	2013	205,000	70,000	140,595	(3)	74,474		31,186	521,255
Vice President –	2012	193,000	50,000	64,344	(4)	174,876		31,329	513,549
Distribution	2011	187,000	40,000	76,258	(5)	75,175		27,670	406,103

Glenn R. Jennings	2013	378,000	220,000	346,080	(3)	237,453	(6)	45,949	1,227,482
Chairman of the Board,	2012	361,000	150,000	291,080	(4)	317,914	(6)	50,213	1,170,207
President and Chief	2011	350,000	130,000	351,960	(5)	239,932	(6)	29,007	1,100,899
Executive Officer

Brian S. Ramsey	2013	164,000	80,000	140,595	(3)	20,772		22,868	428,235
Vice President –	2012	151,000	60,000	64,344	(4)	77,581		23,025	375,950
Transmission and Gas	2011	144,000	50,000	76,258	(5)	25,817		19,434	315,509
Supply

Matthew D. Wesolosky	2013	126,000	60,000	140,595	(3)	4,431		25,826	356,852
Vice President –	2012	116,000	40,000	64,344	(4)	24,351		20,129	264,824
Controller	2011	106,375	25,000	2,346	(5)	7,057		5,146	145,924

(1)
Represents the actuarial increase for the year.  The actuarial increase is the change in the present value of the executive's retirement benefits under the qualified defined benefit pension plan established by the Company, determined using interest rate, mortality rate and other assumptions consistent with those used in the Company's financial statements. See Note 6 of the Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the fiscal year ending June 30, 2013.

(2) All Other Compensation column includes the following for fiscal 2013:
	Brown	Caudill	Jennings	Ramsey	Wesolosky
Premium for personal portion of life insurance (a)	$—	$—	$584	$—	$—
Club dues	—	—	650	—	—
Vehicle provided (a)	10,356	11,333	11,618	7,076	11,963
Tax gross-up on vehicle (a)	7,034	7,698	8,569	4,806	5,748
Communications (phone, internet) (b)	1,971	1,555	2,528	2,026	1,635
Dividends on unvested performance shares	2,400	2,400	12,000	2,400	1,440
Employee savings plan matching company contributions	7,000	8,200	10,000	6,560	5,040
Total	$28,761	$31,186	$45,949	$22,868	$25,826

(a)	Amounts reported as taxable to individuals during fiscal 2013. The Company discontinued the practice of reimbursing employees for tax gross-up on vehicles effective January 1, 2013.
(b)    Reflects total for fiscal 2013 although perquisite value is an indeterminate amount.

(3)
The stock awards include stock bonuses priced at the aggregate grant date fair value.  The grant date was August 17, 2012 and the grant date fair value of a share of the Company's common stock on the date of grant was $21.63 per share. The stock awards also include performance shares.  The performance shares are detailed in the "Grants of Plan-Based Awards" table. In 2013, the Maximum Performance Objective was achieved. These amounts were calculated based on the fair market value of a share of the Company's common stock on the date of grant (August 17, 2012 at $21.63 per share) and on the assumption that all shares would fully vest for each of the named executive officers.  For additional information regarding these awards, see the sections entitled "Annual Stock Bonus Awards" and "Performance Shares" in the Compensation and Discussion Analysis section of this proxy statement.

(4)
The stock awards include stock bonuses priced at the aggregate grant date fair value.  The grant date was August 12, 2011 and the grant date fair value of a share of the Company's common stock on the date of grant was $15.32 per share. The stock awards also include performance shares.  In 2012, the Target Performance Objective was achieved. These amounts were calculated based on the fair market value of a share of the Company's common stock on the date of grant (August 12, 2011 at $15.32 per share) and on the assumption that all shares would fully vest for each of the named executive officers.  For additional information regarding these awards, see the sections entitled "Annual Stock Bonus Awards" and "Performance Shares" in the Compensation and Discussion Analysis section of this proxy statement.

(5)
The stock awards include stock bonuses priced at the aggregate grant date fair value.  The grant date was August 16, 2010 and the grant date fair value of a share of the Company's common stock on the date of grant was $14.67 per share. The stock awards also include performance shares. In 2011, the Maximum Performance Objective was achieved. These amounts were calculated based on the fair market value of a share of the Company's common stock on the date of grant (August 16, 2010 at $14.67 per share) and on the assumption that all shares would fully vest for each of the named executive officers.  For additional information regarding these awards, see the sections entitled "Annual Stock Bonus Awards" and "Performance Shares" in the Compensation and Discussion Analysis section of this proxy statement.

(6)
Includes change in value of supplemental retirement plan of $148,862, $79,006 and $138,211 for 2013, 2012 and 2011, respectively (see "Retirement Benefits" for a discussion of this retirement benefit).

Grants of Plan-Based Awards

The following table sets forth information concerning the performance shares awards granted to our named executive officers during fiscal 2013.

		Estimated Future Payouts Under Equity Incentive Plan Awards (Number of Shares) (1)
Name	Grant Date	Threshold	Target	Maximum	Grant Date Fair Value of Stock Awards ($)(2)
John B. Brown	August 17, 2012	2,000	4,000	6,000	129,780
Johnny L. Caudill	August 17, 2012	2,000	4,000	6,000	129,780
Glenn R. Jennings	August 17, 2012	5,000	10,000	15,000	324,450
Brian S. Ramsey	August 17, 2012	2,000	4,000	6,000	129,780
Matthew D. Wesolosky	August 17, 2012	2,000	4,000	6,000	129,780

(1)
The amounts reflected in these columns reflect estimated awards of shares of restricted stock that could be realized from the performance share awards made to the named executive officers under the Company's Incentive Compensation Plan.  These awards are further described in Footnote (1) to the "Summary Compensation Table" above and in "Elements of Compensation – Performance Shares".  The number of shares in these columns reflect the possible number of shares of restricted stock that would be realized and awarded based upon not only satisfaction of the maximum performance benchmark respecting the 2013 performance share awards (which we achieved) but also the target payout that could have resulted if the target benchmark was met or if only the minimum threshold for any payout was met (recognizing that less than the minimum threshold would result in no payments).

(2)	The values shown in this column assume the maximum number of shares of restricted stock were awarded based on the $21.63 per share market price of our common stock as of the grant date.

Outstanding Equity Awards At Fiscal Year-End

The following table sets forth the performance shares that have been awarded, but not vested, as of June 30, 2013.

Name	Grant Date	Number of Restricted Shares That Have Not Vested	Market Value of Shares That Have Not Vested ($) (1)

John B. Brown	August 17, 2012 August 12, 2011 August 16, 2010	6,000 (2) 2,000 (3) 1,333 (4)	127,500 42,500 28,326

Johnny L. Caudill	August 17, 2012 August 12, 2011 August 16, 2010	6,000 (2) 2,000 (3) 1,333 (4)	127,500 42,500 28,326

Glenn R. Jennings	August 17, 2012 August 12, 2011 August 16, 2010	15,000 (2) 10,000 (3) 6,667 (4)	318,750 212,500 141,674

Brian S. Ramsey	August 17, 2012 August 12, 2011 August 16, 2010	6,000 (2) 2,000 (3) 1,333 (4)	127,500 42,500 28,326

Matthew D. Wesolosky	August 17, 2012 August 12, 2011	6,000 (2) 2,000 (3)	127,500 42,500

(1)	These amounts were calculated based on the fair market value of a share of the Company's common stock on June 30, 2013 at $21.25 per share.

(2)
The shares of restricted stock were awarded on August 27, 2013 (the date our audited 2013 financial statements were filed with the SEC on Form 10-K) with the first 1/3 of these shares vesting on August 31, 2013.  The second 1/3 of these shares of restricted stock will vest on August 31, 2014, and the final 1/3 of these shares of restricted stock will vest on August 31, 2015 as long as the executive officer remains an employee throughout each such vesting period.

(3)
One half of these shares of restricted stock vested on August 31, 2013, and the remaining shares of restricted stock will vest on August 31, 2014, as long as the executive officer remains an employee throughout such vesting period.

(4)	These shares of restricted stock vested on August 31, 2013.

Retirement Benefits

We have a trusteed, non-contributory, defined benefit retirement plan.  Also, we have a nonqualified defined contribution supplemental retirement agreement for Mr. Jennings under which we contribute into an irrevocable trust until Mr. Jennings' retirement.

The following table shows the present value of accumulated plan benefits under these plans as of June 30, 2013 for each individual in the "Summary Compensation Table" receiving compensation during 2013.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefits (1) ($)	Payments During Last Fiscal Year ($)
John B. Brown	Defined Benefit Retirement Plan	18	216,469	—
Johnny L. Caudill	Defined Benefit Retirement Plan	41	1,015,115	—
Glenn R. Jennings	Defined Benefit Retirement Plan	34	1,444,280	—
	Supplemental Retirement Agreement	—	738,853	—
Brian S. Ramsey	Defined Benefit Retirement Plan	29	236,896	—
Matthew D. Wesolosky	Defined Benefit Retirement Plan	10	53,606	—

(1)	The amounts were computed using the following significant assumptions:
	Mortality – The RP-2000 Mortality Table for annuitants and non-annuitants with projected mortality improvements; specifically as outlined in IRC Regulation 1,430 (h)(3)-1 for 2013 valuations
	Discount Rate – 4.5%
	Assumed Retirement Age – Retirement rates for ages 55-65

The defined benefit retirement plan is available to all employees hired prior to May 9, 2008 as they become eligible. The basic retirement benefit is payable for 120 months certain and life thereafter, based upon a formula of 1.6% of the highest five years average monthly salary for each year of service on or after November 1, 2002 plus the frozen accrued benefit as of October 31, 2002.  The frozen accrued benefit is based upon a formula of 1.8% of the highest five years average monthly salary for each year of service plus .55% of the highest five years average monthly salary in excess of covered compensation for each year of service, not to exceed 35 years.  The average monthly salary and years of service used in calculating the frozen accrued benefit is determined as of October 31, 2002.  The compensation used to determine the average monthly salary under the plan includes only base salary of employees, excluding overtime, bonuses or stock awards, (see "Salary" in the "Summary Compensation Table") and is limited to a maximum of $250,000.  The amounts received under the Plan are not subject to any deduction for Social Security benefits received.

In the event of death, disability, normal retirement age or early retirement age, single sums are available at the employee's option for benefits accrued under the defined benefit retirement plan prior to December 1, 2002.  For all benefits accrued under the defined benefit retirement plan after December 1, 2002, single sum distributions are available up to $5,000.

Normal retirement age is 65 under the defined benefit retirement plan.  Early retirement is available beginning at age 55, with a reduction of benefits calculated at 5% per year for each year less than 65. Mr. Caudill and Mr. Jennings are currently eligible for early retirement.

In the event of death, our executive officers are entitled to benefits under our defined benefit retirement plan. The payments would be made as lump sum settlements. See "Termination Table".

In the event of disability, our executive officers are entitled to disability benefits under our defined benefit retirement plan.  Payments would be made as monthly annuities. See "Termination Table".

Beginning in 2005, we began contributing $60,000 annually into an irrevocable trust under a nonqualified defined contribution supplemental retirement agreement with Mr. Jennings.  Mr. Jennings has made no contributions to the trust.  The trust experienced $148,862 of net investment gains during fiscal 2013.  The assets of the trust consist of exchange traded mutual funds and are recorded at fair value based on observable market prices from active markets.  Net realized and unrealized gains and losses are included in earnings each period.  No withdrawals have been made from the trust during the fiscal year.  Our contributions and the trust's earnings are reported under Change in Pension Value in the Summary Compensation Table for Mr. Jennings for each year presented.  At retirement, the trustee will make annual payments of $100,000 to Mr. Jennings until the trust is depleted.  The Board of Directors, upon the recommendation of the Corporate Governance and Compensation Committee, established the supplemental retirement agreement with Mr. Jennings to restore benefits that executives lose due to qualified employee benefit plan limitations.
The committee provided the benefit to Mr. Jennings in consideration of services currently rendered by him on behalf of the Company, as well as providing an inducement for Mr. Jennings to provide future valuable services until retirement.  The Committee believes that the supplemental retirement agreement, together with the other elements of Mr. Jennings' compensation, achieves the goal to provide fair and appropriate levels of compensation that will ensure our ability to attract and retain a competent and engaged management team.  The supplemental retirement agreement did not impact our other compensation elements for him or other executive officers.

Potential Payments Upon
Termination Or Change In Control

Recognizing that our executives' contributions to our growth and success have been significant, our Board of Directors desires to provide for the continued employment of the executives in order to encourage and reinforce the continued attention and dedication of the executives as members of our management.  In order to formalize our Board's wishes for continued employment of the executives, we have entered into agreements with each of our officers.  All of the agreements provide for payments to the officer in the event that his employment terminates after a change in control.  Our Board believes that we are at risk of losing our executives in the event of a change in control.  The payments, as structured, provide incentive to the officer to continue his employment throughout such a transition period and provide an incentive to the successor company to retain the present executives.  The agreements also all include a non-compete provision which protects us from certain business risks such as threats from competitors, loss of confidentiality or trade secrets and solicitation of customers and employees.  Our Board believes that the importance of the benefits provided by such agreements increases with position and level of responsibility; therefore, in addition to the material terms previously discussed, our agreement with Mr. Jennings also defines our right to terminate the employment relationship with him and provides for payments to be made to him if he is terminated in violation of the terms of the agreement at any time during the employment agreement period.  As previously discussed, the intent of our compensation program is to help us attract and retain the appropriate executive talent.  Our Board believes, in addition to protecting us from certain business risks, the employment agreement helps retain Mr. Jennings by providing a competitive employment arrangement with respect to a change in control or termination without cause.

Mr. Jennings' Employment Agreement

Our agreement with Mr. Jennings provides for his employment in his present capacity through November 30, 2017.  The agreement automatically extends one additional year on each November 30, unless either we or Mr. Jennings delivers to the other notice that such automatic extension shall not occur.

Under the provisions of his employment agreement, Mr. Jennings will receive payments if we terminate his employment in violation of the terms of the agreement.  Termination by us without cause is a violation of the employment agreement.  Mr. Jennings may also receive payments if he terminates his employment following a change in control.  Mr. Jennings receives no payments under the employment agreement in the event he dies, resigns prior to a change in control, resigns in bad faith following a change in control, becomes disabled or if we terminate him for cause.

If we terminate Mr. Jennings' employment in violation of his agreement, including a termination without cause, we are required to continue to pay Mr. Jennings his salary for the number of years remaining under the agreement, but in no event for less than three years.  In addition, during the same period Mr. Jennings will continue to participate in all employee benefits and programs for which he otherwise would have been eligible and may at his option elect to receive title to the automobile then being provided to him by us. While we also will pay Mr. Jennings an amount equal to any excise taxes he is required to pay as a result of payments made to him under his employment agreement, the Company has committed to not enter into future agreements reimbursing employees for excise taxes paid.  See Column I in "Termination Table". See also the discussion below on the effect of termination with respect to Mr. Jennings' performance share awards.

Mr. Jennings also may terminate his employment following a change in control if he determines in good faith that, due to the change in control, either his continued employment is not in our best interests or he is unable to carry out his duties effectively.  A change in control is defined generally to include (i) the acquisition of 20% of our voting stock by any entity, group or person, (ii) a change in the majority of our Board of Directors or (iii) certain organic changes involving us (e.g., reorganizations, mergers, share exchanges, consolidations, liquidations, sale of substantially all of our assets, or similar transactions) that result in significant shifts in the ownership or control of us.  If Mr. Jennings terminates his employment in good faith following a change in control, as described in the preceding paragraph, we are required to pay him in a lump sum at the time of his termination.  The lump sum shall be in an amount equal to the total of his salary for the number of years remaining under his employment agreement, or if the total number of years left on his employment agreement is less than three, we are required to pay him an amount equal to three years of his salary.

If Mr. Jennings terminates his employment in good faith following a change in control, then for the number of years remaining under his employment agreement, but in no event for less than three years, he will also continue to participate in all employee benefits and programs for which he otherwise would have been eligible. He also may, at his option, elect to receive title to the automobile then being provided to him by us.  We will pay Mr. Jennings an amount equal to any excise taxes he is required to pay as a result of payments made to him under the agreement. See Column IV in "Termination Table".  See also the discussion below under "Performance Share Awards" on the effect of termination with respect to Mr. Jennings' performance share awards.

In the event Mr. Jennings is terminated by us in violation of his employment agreement or if he terminates his employment in good faith following a change in control, we agree to pay any losses or damages he suffers as a result of such termination, including legal expenses.  We also agree to pay Mr. Jennings' legal expenses generated by any actions regarding the validity or enforceability of the employment agreement or liability under the agreement.

Mr. Jennings' employment agreement contains a non-compete provision.  Under the terms of the non-compete, Mr. Jennings' right to payments under his employment agreement ceases if he becomes an employee, owner or manager of a retail natural gas distribution business that has operations in any county where we had (and currently have) pipeline facilities as of the execution date of the employment agreement.

According to our Corporate Governance Guidelines, we will not enter into any new employment agreements with any of our officers.

Change in Control Agreements

Our other executive officers, Mr. Brown, Mr. Caudill, Mr. Ramsey and Mr. Wesolosky, do not have an employment agreement.  Each of these executive officers is appointed for a one year term by our Board of Directors.

We do, however, have an agreement with each of these executive officers, which becomes operative in the event of a change in control.  For the purpose of these change in control agreements, a change in control is defined generally to include (i) the acquisition of 20% of our voting stock by any entity, group or person, (ii) a change in the majority of our Board of Directors or (iii) certain organic changes involving us (e.g., reorganizations, mergers, share exchanges, consolidations, liquidations, sale of substantially all of our assets, or similar transactions) that result in significant shifts in our ownership or control.

These change in control agreements with these executive officers provide that, following a change in control, each of the four officers may continue in our employment in their customary positions for a period of three years.  During this time they will receive compensation consisting of (i) a base salary that is not less than the annual rate in effect on the day before the change in control, with such increase as may thereafter be awarded in accordance with our regular compensation practices and (ii) incentive and bonus awards that are not less than the annualized amounts of any such awards paid to them for the twelve months ending on the date of a change in control.  In addition, their change in control agreements provide for the continuance, at not less than the levels immediately before the change in control, of their employee benefit plans and practices.  See Column IV in "Termination Table".  See also the discussion below, under "Performance Share Awards", on the effect of termination with respect to the officers' performance share awards.

The change in control agreements also provide that if we terminate Mr. Brown, Mr. Caudill, Mr. Ramsey or Mr. Wesolosky without cause during the three year period following a change in control, their compensation and benefits and service credits under the employee benefit plans will continue for the remainder of the period, but in no event for less than two years following termination of employment.  If Mr. Brown, Mr. Caudill, Mr. Ramsey or Mr. Wesolosky terminates his employment under the change in control agreement because he determines in good faith that, due to the change in control, his continued employment is not in our best interests or he is unable to carry out his duties effectively, then that termination is considered a termination by us without cause.  Under the change in control agreement, an officer receives no payments if we terminate him for cause or if he is terminated due to his death or retirement.

If terminated without cause, Mr. Brown, Mr. Caudill, Mr. Ramsey and Mr. Wesolosky may elect to receive their total base salary due as a lump sum payment and may elect to receive title to the automobile then currently being furnished to them.  While we also agree to pay the four officers an amount equal to any excise taxes they are required to pay as a result of payments made to them under the change in control agreement, according to our Corporate Governance Guidelines we will not enter into future agreements reimbursing employees for excise taxes paid.

In addition, we also agree to pay the legal expenses of the executive officers that may be generated by any actions regarding the validity or enforceability of the change in control agreement or liability under the agreement.

The executive officers' change in control agreements contain a non-compete provision.  Under the terms of the non-compete, an executive officer's right to payments under the change in control agreement ceases if the executive officer becomes an employee, owner or manager of a retail natural gas distribution business that has operations in any county where we had (and currently have) pipeline facilities as of the execution date of the agreement for the applicable officer.

Defined Benefit Retirement Plan

All executive officers have accumulated retirement benefits under our defined benefit retirement plan, which would be available to them if they terminated their employment with us as of June 30, 2013.  Their monthly benefits are available whether their employment is terminated with or without cause either before or after a change in control.  See Columns I and III in "Termination Table".

The amounts described in the immediately preceding paragraph are not available in the event of death or disability.  In the event of death, all executive officers would receive benefits in the form of lump sum settlements.  See Column V in "Termination Table".  In the event of disability, all executive officers would receive benefits under our defined benefit retirement plan.  In addition, all executive officers are entitled to monthly benefits under our insured disability plan that we maintain for our employees.  See Column VI in "Termination Table".

Performance Share Awards and Restricted Stock

On August 16, 2010, August 12, 2011 and August 17, 2012, the Board approved and awarded performance shares to Mr. Brown, Mr. Caudill, Mr. Jennings, Mr. Ramsey and Mr. Wesolosky.  The performance shares include both performance and service conditions.  If performance conditions are met, the recipients receive one share of restricted stock for each performance share awarded.  As long as the executive officer remains our employee, then the shares of restricted stock vest over time and are exchanged for shares of our common stock.  For more information regarding the performance and service conditions, see "Performance Shares" under "Compensation Discussion and Analysis".

The performance conditions for each of the 2010, 2011 and 2012 awards were met.  As a result each 2010 performance award share was exchanged for one share of restricted stock effective June 30, 2011 (“2011 Restricted Stock”).  Similarly, each 2011 performance award share was exchanged for one share of restricted stock effective June 30, 2012 (“2012 Restricted Stock”) and each 2012 performance award share was exchanged for one share of restricted stock effective June 30, 2013 (“2013 Restricted Stock”).    Once shares of Restricted Stock vest, then they are owned fully by the recipient.  As of June 30, 2013, the presentation date for the Termination Table, two-thirds (2/3) of the shares of 2011 Restricted Stock had vested and one-third (1/3) of the shares of 2012 Restricted Stock had vested.  The recipients of shares of the 2011, 2012 and 2013 Restricted Stock may receive payments for previously unvested shares upon termination or change in control.

The Termination Table at the end of this section presents the value of the shares of 2011 Restricted Stock, 2012 Restricted Stock and 2013 Restricted Stock each recipient would have been entitled to receive as of June 30, 2013 in each of the termination scenarios presented.  Additionally, the number of shares of 2011 Restricted Stock, 2012 Restricted Stock and 2013 Restricted Stock each recipient would have been entitled to receive if an event of termination had occurred after June 30, 2013 varies depending upon the type of termination, as described below.

Resignation or Termination

Executive officers forfeit all of their unvested shares of 2011 Restricted Stock, 2012 Restricted Stock and 2013 Restricted Stock if they resign or are otherwise terminated before the shares vest.

Retirement between June 30-August 31, 2012

2011 Restricted Stock.  If an executive officer had retired on June 30, 2013 or before the termination of the third restriction period (August 31, 2013), then the number of shares of 2011 Restricted Stock that would have vested and been reissued as common stock would have equaled the number of shares of common stock he would otherwise have been entitled to receive had he been an active employee at the end of the third restriction period (August 31, 2013) multiplied by the portion of the second restriction period during which he was an active employee, as shown in Column II for Mr. Caudill and Mr. Jennings.  The executive officer's remaining shares of 2011 Restricted Stock would then be forfeited.

2012 Restricted Stock.  If an executive officer had retired on June 30, 2013 or before the termination of the second restriction period (August 31, 2013), then the number of shares of 2012 Restricted Stock that would have vested and been reissued as common stock would have equaled the number of shares of common stock he would otherwise have been entitled to receive had he been an active employee at the end of the second restriction period (August 31, 2013) multiplied by the portion of the second restriction period during which he was an active employee, as shown in Column II for Mr. Caudill and Mr. Jennings.  The executive officer's remaining shares of 2012 Restricted Stock would then be forfeited.

2013 Restricted Stock. If an executive officer had retired on June 30, 2013 or before the termination of the first restriction period (August 31, 2013), one-third of the shares of 2013 Restricted Stock previously granted immediately would have vested and been reissued as common stock, as shown in Column II for Mr. Caudill and Mr. Jennings.  The executive officer would have forfeited his remaining two-thirds of shares of 2013 Restricted Stock.

No value for the shares of 2011 Restricted Stock, 2012 Restricted Stock or 2013 Restricted Stock was included in Column II for Mr. Brown, Mr. Ramsey or Mr. Wesolosky because none of these executive officers was eligible for retirement on June 30, 2013.

Change in Control

If a change in control occurred on or after June 30, 2013 but before all of the vesting periods terminate for the 2011 Restricted Stock, the 2012 Restricted Stock or for the 2013 Restricted Stock, all shares of restricted stock would immediately vest and the executive officers would receive shares of our common stock in exchange for their shares of restricted stock, as shown in Column IV.

Death

If an executive officer dies on or after June 30, 2013, but before all of the vesting periods terminate for the 2011 Restricted Stock, the 2012 Restricted Stock or for the 2013 Restricted Stock, all shares of restricted stock would immediately vest and the executive officer's beneficiaries would receive shares of our common stock rather than shares of our restricted stock as shown in Column V.

Disability between June 30-August 31, 2013

2011 Restricted Stock.  If an executive officer had become disabled on June 30, 2013 or before the termination of the third restriction period (August 31, 2013), then the number of shares of 2011 Restricted Stock that would have vested and been exchanged for common stock would have equaled the number of shares of common stock he would otherwise have been entitled to receive had he been an active employee at the end of the third restriction period (August 31, 2013) multiplied by the portion of the third restriction period during which he was an active employee, as shown in Column VII.  The executive officer's remaining shares of 2011 Restricted Stock would then be forfeited.

2012 Restricted Stock.  If an executive officer had become disabled on June 30, 2013 or before the termination of the second restriction period (August 31, 2013), then the number of shares of 2012 Restricted Stock that would have vested and been exchanged for common stock would have equaled the number of shares of common stock he would otherwise have been entitled to receive had he been an active employee at the end of the second restriction period (August 31, 2013) multiplied by the portion of the second restriction period during which he was an active employee, as shown in Column VII.  The executive officer's remaining shares of 2012 Restricted Stock would then be forfeited.

2013 Restricted Stock.  If an executive officer had become disabled on June 30, 2013 or before the termination of the first restriction period (August 31, 2013), one-third of the shares of 2013 Restricted Stock previously granted would have vested immediately and been exchanged for common stock, as shown in Column VII.  The executive officer would have forfeited his remaining two-thirds of shares of 2013 Restricted Stock.

Disability and Retirement between September 1, 2013-August 31, 2015

If an executive officer becomes disabled or retires on or after September 1, 2013 but before all of the restriction periods terminate for the 2012 Restricted Stock (August 31, 2014) or for the 2013 Restricted Stock (August 31, 2015), then the number of shares of restricted stock that will vest and be exchanged for common stock shall equal the number of shares of common stock he would otherwise be entitled to receive had he been an active employee at the end of the applicable restriction period (August 31, 2014 or August 31, 2015) multiplied by the portion of the restriction period during which he was an active employee.  The executive officer's remaining shares of restricted stock would then be forfeited.

The following "Termination Table" sets forth potential payments payable to the individuals in the "Summary Compensation Table" in the event they terminate their employment under varying circumstances.  The "Termination Table" assumes that the termination occurred as of June 30, 2013.

Termination Table

($)	I		II	III		IV		V	VI	VII
	Payments Before a Change in Control (1)			Payments Following a Change in Control				Payments in the Event of Death	Payments in the Event of Disability
Name	Monthly		Lump Sum	Monthly		Lump Sum		Lump Sum	Monthly (2)	Lump Sum
John B. Brown
Accrued vacation benefits	—		22,529	—		22,529		22,529	—	22,529
Defined benefit retirement plan	—	(3)	—	—	(4)	—		829,878	574	—
Change of control agreement	—		—	—		967,524	(5)	—	—	—
Excise taxes (grossed up)	—		—	—		270,000		—	—	—
Performance award shares (6)	—		—	—		198,326		198,326	—	92,083
Insured disability plan	—		—	—		—		—	12,502	—
	—		22,529	—		1,458,379		1,050,733	13,076	114,612
Johnny L. Caudill
Accrued vacation benefits	—		28,177	—		28,177		28,177	—	28,177
Defined benefit retirement plan	6,853	(3)	—	7,835	(4)	—		1,140,871	6,853	—
Change of control agreement	—		—	—		1,187,340	(5)	—	—	—
Excise taxes (grossed-up)	—		—	—		340,000		—	—	—
Performance award shares (6)	—		92,083	—		198,326		198,326	—	92,083
Insured disability plan	—		—	—		—		—	12,819	—
	6,853		120,260	7,835		1,753,843		1,367,374	19,672	120,260
Glenn R. Jennings
Accrued vacation benefits	—		33,677	—		33,677		33,677	—	33,677
Defined benefit retirement plan	9,499	(3)	—	10,985	(4)	—		1,581,903	9,499	—
Employment agreement	74,710	(7)	—	—		3,959,639	(8)	—	—	—
Excise taxes (grossed-up)	10,000		—	—		1,230,000		—	—	—
Performance award shares (6)	—		354,167	—		672,924		672,924	—	354,167
Insured disability plan	—		—	—		—		—	27,850	—
Term life insurance policy	—		—	—		—		200,000	—	—
Supplemental retirement trust	8,333	(9)	—	8,333	(9)	—		738,853	—	738,853
	102,542		387,844	19,318		5,896,240		3,227,357	37,349	1,126,697
Brian S. Ramsey
Accrued vacation benefits	—		19,580	—		19,580		19,580	—	19,580
Defined benefit retirement plan	—	(3)	—	—	(4)	—		642,676	755	—
Change of control agreement	—		—	—		908,280	(5)	—	—	—
Excise taxes (grossed-up)	—		—	—		270,000		—	—	—
Performance award shares (6)	—		—	—		198,326		198,326	—	92,083
Insured disability plan	—		—	—		—		—	10,252	—
	—		19,580	—		1,396,186		860,582	11,007	111,663
Matthew D. Wesolosky
Accrued vacation benefits	—		16,692	—		16,692		16,692	—	16,692
Defined benefit retirement plan	—	(3)	—	—	(4)	—		593,493	94	—
Change of control agreement	—		—	—		694,131	(5)	—	—	—
Excise taxes (grossed-up)	—		—	—		210,000		—	—	—
Performance award shares (6)	—		—	—		170,000		170,000	—	63,750
Insured disability plan	—		—	—		—		—	7,880	—
	—		16,692	—		1,090,823		780,185	7,974	80,442

(1)	Paid to the executive officer in the event of voluntary termination by the executive officer or involuntary termination by us, subject to notes (6) and (7) below.

(2)
In the event of disability, payments under our defined benefit retirement plan are assumed to be made monthly as 10-year certain and life annuities.  Under our retirement plan, all five of the executive officers may, at their discretion, select other annuity and lump sum payment options, as illustrated in note (3) below.  Payments under our insured disability plan are assumed to be made monthly until the executive officer reaches the age of 65.

(3)
Monthly amounts payable under our defined benefit retirement plan. The amounts are payable as a result of any termination of employment, including, for example, the termination of the executive officer's employment by us for cause.  These monthly payments would begin immediately for Mr. Caudill and Mr. Jennings.  Payments to Mr. Brown would begin when he reaches the age of 65 in the amount of $3,190 per month, or at age 55 in the amount of $1,595 per month.  Payments to Mr. Ramsey would begin when he reaches the age of 65 in the amount of $2,960 per month, or at age 55 in the amount of $1,480 per month.  Payments to Mr. Wesolosky would begin when he reaches the age of 65 in the amount of $1,146 per month, or at age 55 in the amount of $573 per month.  Payments assume monthly payments as a 10-year certain and life annuity option.  Under our retirement plan, all five of the executive officers may, at their discretion, select other annuity and lump sum payment options.  See "Retirement Benefits".  For example, Mr. Brown could receive an immediate lump sum of $40,582 along with an annuity of $2,475 per month beginning at age 65 (or $1,238 per month beginning at age 55), Mr. Caudill could receive an immediate lump sum of $720,931 along with an immediate annuity of $2,522 per month, Mr. Jennings could receive an immediate lump sum of $1,037,516 along with an immediate annuity of $3,269 per month, Mr. Ramsey could receive an immediate lump sum of $79,263 along with an annuity of $1,890 per month beginning at age 65 (or $945 per month beginning at age 55) and Mr. Wesolosky could receive an immediate lump sum of $2,958 along with an annuity of $1,060 per month beginning at age 65 (or $530 per month beginning at age 55).

(4)
The amounts payable under the executive officer's change in control agreement if the executive officer is terminated following a change in control by us, without cause, or by the executive officer in good faith.  For Mr. Brown, Mr. Caudill, Mr. Ramsey and Mr. Wesolosky, these amounts include an additional three years of vesting and benefit accrual at their current salary level.  For Mr. Jennings, this amount includes benefit accruals for an additional three years or until the end of his current employment agreement, November 30, 2017, if later.  These monthly payments would begin immediately for Mr. Caudill and Mr. Jennings.  Payments to Mr. Brown would begin when he reaches the age of 65 in the amount of $4,194 per month, or at age 55 in the amount of $2,097 per month.  Payments to Mr. Ramsey would begin when he reaches the age of 65 in the amount of $3,922 per month, or at age 55 in the amount of $1,961 per month.  Payments to Mr. Wesolosky would begin when he reaches the age of 65 in the amount of $1,798 per month, or at age 55 in the amount of $899 per month.  Payments assume monthly payments as a 10-year certain and life annuity option.  Under our retirement plan, all five of the executive officers may, at their discretion, select other annuity and lump sum payment options.  See "Retirement Benefits".  For example, Mr. Brown could receive an immediate lump sum of $40,582 along with an annuity of $3,478 per month beginning at age 65 (or $1,739 per month beginning at age 55), Mr. Caudill could receive an immediate lump sum of $720,931 along with an immediate annuity of $3,505 per month,  Mr. Jennings could receive an immediate lump sum of $1,037,516 along with an immediate annuity of $4,756 per month, Mr. Ramsey could receive an immediate lump sum of $79,263 along with an annuity of $2,852 per month beginning at age 65 (or $1,426 per month beginning at age 55), and Mr. Wesolosky could receive an immediate lump sum of $2,958 along with an annuity of $1,711 per month beginning at age 65 (or $856 per month beginning at age 55).

(5)
The amounts reflect estimated lump sum payments under the executive officer's change in control agreement if the executive officer is terminated following a change in control (i) by us, without cause, or (ii) by the executive officer in good faith.

(6)
The amounts were calculated based on the fair market value of a share of the Company's common stock on June 30, 2013 at $21.25 per share.  Only Mr. Jennings and Mr. Caudill were eligible for retirement as of June 30, 2013.  As a result, the payments in Column II reflect the amount Mr. Jennings and Mr. Caudill would be entitled to receive if they had retired as of June 30, 2013 prior to a change in control.

(7)
This amount reflects estimated monthly payments and benefits that we must make to Mr. Jennings if, before any change in control, we terminate his employment in violation of his employment agreement.  No payments would be made if Mr. Jennings breaches his contract or if we terminate his employment for cause.  The monthly payments and benefits continue for the term remaining on his employment agreement, but in no event for less than three years. Estimated payments include perquisites, changes in pension value, salary and bonus amounts based on 2013 amounts.  See "Potential Payments Upon Termination Or Change In Control".

(8)
Lump sum payment to Mr. Jennings under his employment agreement if he is terminated following a change in control (i) by us, in violation of his employment agreement, or (ii) by Mr. Jennings in good faith.

(9)	The supplemental retirement trust will pay Mr. Jennings $100,000 per year upon his retirement until the trust balance is extinguished.

Security Ownership of Certain Beneficial Owners (1)

The only persons known by us to beneficially own more than five percent of our common stock as of August 31, 2013, are as follow:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (4)		Percent of Stock (3)
Anita G. Zucker c/o The Inter Tech Group, Inc. 4838 Jenkins Avenue
North Charleston, SC 29405	$506,978	(4)	7.4%

GAMCO Investors, Inc. One Corporate Center Rye, NY 10580
Gabelli Funds, LLC	261,600	(5)
Teton Advisors, Inc.	84,580	(5)
	$346,180		5.0%

(1)	The only class of stock issued and outstanding is common stock.
(2)
The persons listed, unless otherwise indicated in this column, are the sole beneficial owners of the reported securities and accordingly exercise both sole voting and sole investment power over the securities.

(3)	Based on 6,864,611 shares of our common stock outstanding as of August 31, 2013.
(4)
The figures are based solely on the Schedule 13D filed by Anita G. Zucker on September 7, 2010 and then doubled to reflect the two-for-one stock split of our issued and outstanding common stock distributed May 1, 2012 to all shareholders of record on April 17, 2012.

(5)	The figures are based solely on the June 30, 2013 Schedule 13F filed by GAMCO Investors, Inc. on August 2, 2013.

Security Ownership of Management (1)
The following information with respect to beneficial ownership, as of August 31, 2013, of shares of common stock is furnished with respect to (i) each director of the Company, (ii) each executive officer named in the Summary Compensation Table appearing in this proxy statement and (iii) all current directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (2)(3)	Percent of Stock (4)

John B. Brown (5)	19,855	(6)(7)	*
Johnny L. Caudill (5)	29,120	(6)(8)	*
Sandra C. Gray (9)	915		*
Edward J. Holmes (9)	1,554		*
Glenn R. Jennings (5)(9)	90,978	(6)	1.3%
Michael J. Kistner (9)	6,537		*
Lewis N. Melton (9)	33,546		*
Brian S. Ramsey (5)	17,517	(6)	*
Arthur E. Walker, Jr. (9)	41,348		*
Matthew D. Wesolosky (5)	12,476	(6)(10)	*
Michael R. Whitley (9)	32,200		*
All directors and officers as a group (11 persons)	286,046		4.2%

*	Less than 1%.
(1)	The only class of stock issued and outstanding is common stock.
(2)
The persons listed, unless otherwise indicated in this column, are the sole beneficial owners of the reported securities and accordingly exercise both sole voting and sole investment power over the securities.

(3)	The figures, which are as of August 31, 2013, are based on information supplied to us by our executive officers and directors.
(4)	Based on 6,864,611 shares of our common stock outstanding as of August 31, 2013.
(5)	Executive Officer.
(6)
The amounts disclosed include unvested shares awarded to executive officers under the Incentive Compensation Plan. Mr. Jennings has 15,000 unvested shares and Mr. Brown, Mr. Caudill, Mr. Ramsey and Mr. Wesolosky each have 5,000 unvested shares.

(7)	Includes 4,872 shares held jointly with Mr. Brown's spouse.
(8)	Held jointly with Mr. Caudill's spouse.
(9)	Director.
(10)	Includes 314 shares held jointly with Mr. Wesolosky's spouse and children.

Certain Relationships and Related Transactions

Transactions between us and related persons or parties are approved, similar to all our transactions, by our properly authorized officers or agents or, if required, by our Board of Directors.  We additionally review all such related party transactions pursuant to the following policies and procedures.

Quarterly, we report a summary of all known related party transactions to management and internal audit for review.  Each year in anticipation of our Annual Meeting of Shareholders, we request from each of our Officers and Directors information about transactions that they or parties related to them may have had with us.  The information we request is designed to enable us to comply with our obligation to report related party transactions.

Each year our Audit Committee reviews the summary report to management of known related party transactions for the year and the information that is supplied to us by each Officer and Director.  Neither we nor the Audit Committee has written standards for review of this information, although in reviewing the propriety of any reported related party transactions, the Audit Committee considers the provisions of our Business Code of Conduct and Ethics, which our Directors and Officers also commit to observe.  The Audit Committee is authorized under its charter to retain legal counsel as necessary in connection with its fulfilling of its duties and obligations.  Our written Audit Committee Charter states expressly that the Committee's "oversight responsibilities" includes "reviewing and considering related party transactions".

The Audit Committee concluded from its review in 2013 that transactions with Directors and Officers were appropriate and on an arms-length basis.  During 2013, we entered into transactions described below.

Sandra C. Gray, a member of our Board of Directors, is the President of Asbury University. Delta Resources supplied Asbury University with approximately $165,000 of natural gas during fiscal 2013. The price charged Asbury University by Delta Resources contains a gas transportation component, which is based on our regulated tariffs, and also includes a negotiated market-based component for the natural gas commodity. In addition, we sold natural gas at tariff rates to Asbury University totaling approximately $101,000 during fiscal 2013.

Lanny D. Greer, a former member of our Board of Directors who resigned effective July 26, 2013, owns approximately 15.6% of Elmo Greer & Sons, LLC, and he and his immediately family together own 100% of Elmo Greer & Sons, LLC. Delta Resources supplied Elmo Greer & Sons, LLC with approximately $475,000 of natural gas during fiscal 2013 and approximately $124,000 of natural gas during July, 2013 until Mr. Greer's resignation. The price charged Elmo Greer & Sons, LLC by Delta Resources contains a gas transportation component, which is based on our regulated tariffs, and also includes a negotiated, market-based component for the natural gas commodity. In addition, we sold natural gas at tariff rates to Elmo Greer & Sons, LLC and other companies related to Mr. Greer totaling approximately $35,000 during fiscal 2013.

Glenn R. Jennings, Chairman of the Board, President and Chief Executive Officer, serves as a member of the Board of Trustees of Berea College.  Delta Resources supplied Berea College with approximately $561,000 of natural gas during fiscal 2013.  The price charged Berea College by Delta Resources contains a gas transportation component, which is based on our regulated tariffs, and also includes a negotiated market-based component for the natural gas commodity.  In addition, we sold natural gas at tariff rates to Berea College totaling approximately $75,000 during fiscal 2013.

Arthur E. Walker, Jr., a member of our Board of Directors, owned a 10% interest in Dutch Ishmael Chevrolet, Inc. and Dutch Ishmael Ford-Mercury, LLC through December 31, 2012.  We paid these companies a total of approximately $90,000 for vehicles that we purchased at market competitive prices during the months Mr. Walker had an ownership interest in the dealerships.

Under the listing standards for the NASDAQ OMX Group, none of the series of transactions with Dr. Gray, Mr. Greer or Mr. Walker were of the magnitude which would impair their status as independent members of the Board of Directors or the committees on which they served.  Since he is an employee, Mr. Jennings is not an independent member of the Board of Directors.

Shareholders' Communications with Board

The Board of Directors provides a process for our shareholders to send communications to our Board of Directors or any member of the board.  The board policy encourages a shareholder to communicate in any manner convenient to the shareholder.  As one such method of communication, the board adopted a policy whereby any shareholder may communicate with the board or any member of the board by a written communication sent to our principal corporate offices.  Our Corporate Secretary will forward such written communication to the Chairman of our Board of Directors or to the particular director, as indicated by the shareholder.

Non-binding, Advisory Vote to Approve the
Compensation the Company Paid our Named Executive Officers for Fiscal 2013

Federal legislation embodied in Section 14A of the Securities and Exchange Act of 1934, as amended, requires that we hold a shareholder vote on the compensation paid to our Named Executive Officers as described in "Compensation Discussion and Analysis" and the "Summary Compensation Table" in this proxy statement (commonly referred to as "Say-on-Pay").  At our 2011 Annual Meeting of Shareholders, we submitted a non-binding advisory vote to our shareholders to determine the frequency of our future say on pay votes. A majority of our shareholders approved an annual say on pay vote. The Board of Directors had recommended holding an annual vote and decided that it would submit a say on pay vote to our stockholders annually. As is required by SEC rules, we will hold an advisory vote on frequency of say on pay votes every six years, which means the next such vote will be held at our Annual Meeting of Shareholders in 2017.

The compensation paid to our Named Executive Officers is disclosed in this proxy statement in the section entitled "Compensation Discussion and Analysis" and the related "Summary Compensation Table".  We believe that our compensation policies and decisions are focused on pay-for-performance principles and are strongly aligned with the long-term interests of our shareholders.  Compensation of our Named Executive Officers is designed to enable us to attract and retain talented and experienced senior executives to lead the Company successfully in a competitive environment.

Shareholders are being asked to cast a non-binding, advisory vote on the following resolution:

RESOLVED, that the compensation the Company paid its Named Executive Officers, as disclosed in the "Compensation Discussion and Analysis" section and the related "Summary Compensation Table" of this proxy statement, is APPROVED.

Your vote on this Proposal 3 is advisory and therefore not binding on the Company, the Corporate Governance and Compensation Committee or the Board of Directors.  The Board of Directors and our Corporate

Governance and Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation arrangements.

Recommendation of the Board of Directors

The Company's Board of Directors recommends voting FOR the proposal to approve the compensation paid to the Company's Named Executive Officers disclosed in "Compensation Discussion and Analysis" and related "Summary Compensation Table" appearing in this proxy statement.

Submission of Shareholders' Proposals

Our Bylaws do not contain any requirement for shareholders to provide advance notice of proposals or nominations they intend to present at our Annual Meeting of Shareholders.

Any proposal by a shareholder to be submitted for possible inclusion in our proxy soliciting materials for our 2014 Annual Meeting of Shareholders must be received by us no later than June 12, 2014.

Voting

General

As of the close of business on October 3, 2013, the record date fixed for determination of voting rights, we had outstanding 6,956,167 shares of common stock, each share having one vote.

Once a share is represented for any purpose at the meeting, it will be deemed present for quorum purposes for the remainder of the meeting and any adjournment of the meeting unless a new record date is set.

Shares represented by a limited proxy, such as where a broker may not vote on a particular matter without instructions from the beneficial owner and no instructions have been received (i.e., "broker non-vote"), will be counted to determine the presence of a quorum but will not be deemed present for other purposes and will not be the equivalent of a "no" vote on a proposition.  Shares represented by a proxy with instructions to abstain on a matter will be counted in determining whether a quorum is in attendance.  An abstention is not the equivalent of a "no" vote on a proposition.

Election of Directors

Our directors are elected by a plurality of votes cast at a meeting at which a quorum is present. Under plurality voting, the nominees with the largest number of votes are elected as directors, up to the maximum number of directors to be chosen at the election.

Matters Other than Election of Directors

Generally under Kentucky law, shareholder approval of a matter other than the election of directors requires the presence in person or by proxy of a quorum of shares and more votes cast favoring the action than cast opposing the action.

How Your Shares Will Be Voted

By signing and returning a proxy card or by voting by internet or by telephone in accordance with the instructions on your proxy card, your shares will be voted in accordance with the instructions you provide.  If you vote without providing contrary instructions, your proxy will be voted in the following manner:

•	"FOR" the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending 2014;

•	"FOR" the nominees for director as described in this proxy statement;

•	"FOR" the non-binding, advisory approval of executive compensation; and

•	in accordance with the judgment of the persons appointed as proxies on any other business as may properly come before the Annual Meeting.

Discretionary Voting Authority

We are not aware of any other matters to be presented at the Annual Meeting of Shareholders to be held on November 21, 2013.  However, if any other matters come before the meeting, it is intended that the holders of proxies solicited hereby will vote such shares in their discretion to the full extent permitted by Rule 14a-4 of the SEC's proxy rules.

Rule 14a-4 of the SEC's proxy rules allows us to use discretionary authority to vote on a matter coming before our Annual Meeting of Shareholders and not included in our proxy statement.  This discretionary voting authority is limited to matters about which we do not have notice at least 45 days before the date in that year corresponding to the date on which our prior year's proxy materials were first mailed to shareholders in connection with the prior year's Annual Meeting of Shareholders.  Accordingly, for our 2014 Annual Meeting of Shareholders, any such notice must be submitted to our Corporate Secretary on or before August 26, 2014.

In addition we may also use discretionary voting authority if we receive timely notice of such matters as described in the preceding sentence and if, in the proxy statement, we describe the nature of such matter and how we intend to exercise our discretion to vote on the matter.

This requirement is separate from the SEC's requirements that a shareholder must meet in order to have a shareholder proposal included in our proxy statement, as described above in the section entitled "Submission of Shareholders' Proposals".

Revoking a Proxy

You may revoke or change your proxy at any time before it is exercised by (i) filing written notice of revocation with our corporate Secretary; (ii) submitting to our corporate Secretary a duly-executed proxy bearing a later date; or (iii) appearing at the Annual Meeting and (after having given our corporate Secretary notice of your intention to vote in person) voting your shares of our common stock in person.  Our corporate Secretary is Mr. John B. Brown and may be reached at Delta Natural Gas Company, Inc., 3617 Lexington Road, Winchester, Kentucky 40391, (859) 744-6171 ext. 109.  If your shares are held through a broker, please contact the broker to revoke or change your proxy or obtain a proxy in order to vote in person at the Annual Meeting.

Financial Statements

Our 2013 Annual Report to Shareholders containing financial statements will precede or accompany the mailing of this proxy to our common shareholders.

Section 16(a) Beneficial Ownership Reporting Compliance

In accordance with Section 16(a) of the Securities Exchange Act of 1934 and Securities and Exchange Commission regulations, persons who own greater than 10 percent of the Company's equity securities, our directors and executive officers are required to file reports of ownership and changes in ownership of such equity securities with the Securities and Exchange Commission and to furnish us with copies of all such reports they file.

Based solely on our review of copies of such reports received or written representations from certain reporting persons, we believe that during fiscal 2013 all filing requirements applicable to directors and officers, and 10 percent shareholders, were satisfied.

Directions to Annual Meeting of Shareholders

Our annual meeting of shareholders will be held at our corporate headquarters at 10:00 a.m. on November 21, 2013.  If you plan to attend this meeting, you can obtain directions by contacting Emily P. Bennett at Delta at 3617 Lexington Road, Winchester, Kentucky  40391, (859) 744-6171 ext. 116.

Other Matters

Under Kentucky law, there are no appraisal or similar rights of dissenters with respect to any matter to be acted upon at the 2013 Annual Meeting of Shareholders.

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be Held on November 21, 2013

Any stockholder may obtain without charge a copy of our Annual Report on Form 10-K, as filed with the Securities and Exchange Commission for the year ended June 30, 2013, our Annual Report to Shareholders for the year ended June 30, 2013, including financial statements, the form of proxy or this Notice and Proxy Statement

•	by submitting a request in writing to: John B. Brown, Chief Financial Officer, Treasurer and Secretary, Delta Natural Gas Company, Inc., 3617 Lexington Road, Winchester, KY 40391,

•	by contacting Mr. Brown by e-mail at jbrown@deltagas.com,

•	by calling the Company at (859) 744-6171 ext. 116 or

•	on our website at http://www.deltagas.com. Please be sure to specify which document(s) you are requesting.

The above Notice and Proxy Statement are sent by order of the Board of Directors.

/s/John B. Brown

John B. Brown

Chief Financial Officer, Treasurer
and Secretary

October 11, 2013